[Letterhead of Loeb & Loeb LLP]
EXHIBIT 5.1
December 1, 2006
Great Wall Acquisition Corporation
660 Madison Avenue, 15th Floor
New York, New York 10021
          Re: Registration Statement on Form S-4
Ladies and Gentlemen:
We have acted as counsel for Great Wall Acquisition Corporation, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (File. No. 333-134098) (the “Registration Statement”) initially filed by the Company on May 12, 2006 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance by the Company of shares (the “Offer Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) to certain holders of the issued and outstanding ordinary shares of ChinaCast Communication Holdings Limited, a corporation formed under the laws of Bermuda (“CCHL”), upon completion of the Company’s irrevocable pre-conditional voluntary tender offer (the “Offer”) under Singapore law for all of the outstanding ordinary shares of CCHL.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.
Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that: (i) the Company is validly existing under the laws of the State of Delaware; and (ii) when the Registration Statement relating to the Offer Shares has become effective under the Securities Act and when issued, sold and delivered as described in the Registration Statement, the Offer Shares will be duly authorized, validly issued and fully paid and non-assessable.
This opinion is being rendered solely in connection with the registration of the Offer Shares pursuant to the registration requirements of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.
This opinion is limited to the laws of the State of New York and the Delaware General Corporation Law, which includes the statutory provisions, applicable provisions of the Delaware constitution and reported judicial decisions interpreting such provisions.
Very truly yours,
/s/ Loeb & Loeb LLP
Loeb & Loeb LLP